Exhibit 99.1
Press Release

Colgan Air Inc. Recognizes Flight Attendant Representation

MEMPHIS, TN--Sep 18, 2007 -- Pinnacle Airlines Corp.'s (NASDAQ:PNCL) wholly owned subsidiary, Colgan Air, Inc., a regional airline with headquarters in Manassas, Va., announced that it will voluntarily recognize the United Steel Workers (USW) as the legal representative of the Colgan Air flight attendant group.
"The USW has a history of fair representation of employees, and understanding that the mutual interest of employees and companies is for both to grow and prosper," said Mike Colgan, President of Colgan Air, Inc. "Now, we turn our focus to the growth we have planned and the opportunities to create more jobs and prosperity for all of us here at Colgan."
About Colgan Air, Inc.

Colgan Air, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp., is a regional airline operating as Continental Connection, United Express and US Airways Express. Launched in 1991, today Colgan Air offers 354 daily flights to 53 cities in 13 states. Colgan is recognized for the exceptional service levels it provides its Customers and is a leader in providing air service to small and medium-sized cities in the United States. Colgan operates 42 Saab 340 and 8 Beech 1900 regional airliners, and has hub operations in Boston, Houston, New York, Pittsburgh and Washington, D.C. In January 2008, Colgan Air will launch 74-seat Q400 operations as Continental Connection in Newark. Colgan Air employs more than 1,200 People and transported nearly 1.5 million Customers in 2006.

Contact:
Mary Finnigan
Colgan Air, Inc.
703-331-3102
Or visit our website: http://www.Colganair.com

###